Exhibit 10.7

DIRECTOR AGREEMENT

This Director Agreement is made effective as of 1 Dec 2021 (“Agreement”), between MAJESTIC IDEAL HOLDINGS LIMITED, a Cayman Islands corporation (“Company”), and __________ (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board; and

NOW, THEREFORE, the parties agree as follows:

1. Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (3) using reasonable efforts to promote the business of the Company. The Company currently intends to hold one in-person regular meeting of the Board and each Committee each quarter, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company.

2. Compensation and Expense

(a) Retainer. The Company will pay to Director a monthly retainer (the “Retainer”) of HK$______ which includes serving on the Board, serving on each Committee of which Director is a member and serving as chairman of any Committee of which Director is a member. The Board reserves the right to increase the Retainer from time to time, but may not reduce the Retainer below the amounts stated above. If Director’s service on the Board or any Committee does not begin or end at the beginning of a calendar year, the Retainer for that year will be prorated on a per diem basis as appropriate to reflect the portion of the year during which services were rendered.

(b) Expenses. The Company will reimburse Director for all reasonable, out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”).

(c) Other Benefits. The Board may from time to time authorize additional compensation and benefits for Director, including stock options or restricted stock.

(d) Payments. The Company will pay the Retainer in arrears on the last working day of each month. The Company will pay for Expenses as incurred upon submission of receipts and a request for payment. The Company may withhold from any payment any amount of withholding required by law.

3. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

4. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

6. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the Cayman Islands.

In witness whereof, the parties have executed this Agreement as of the date shown above.

MAJESTIC IDEAL HOLDINGS LIMITED	DIRECTOR:

Name: Li Yuk Yin Judy	Name:
Title: Director
Date: 1 Dec 2021	Date: 1 Dec 2021
Signed:	Signed: